EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Ardent Health Partners, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)

Equity(3)	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	15,750,000	$16	$252,000,000	0.00014760	$37,196

Total Offering Amounts					$252,000,000		$37,196

Total Fee Offsets							$—

Net Fee Due							$37,196
(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Stock, as applicable.

(2)

Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share was determined based on the price per share of the Registrant’s proposed initial public offering. The price of $16 per share represents the initial public offering price.

(3)	Represents shares of the Registrant’s Common Stock that may be issued under the Ardent Health Partners, Inc. 2024 Omnibus Incentive Award Plan.